                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                   FORM 8-K


                                CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (D) OF
                     THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported) February 2, 1995
                                                 ----------------

                           DANIEL INDUSTRIES, INC.
            (Exact name of registrant as specified in its charter)


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
        DELAWARE                             1-6098                            74-1547355
- ----------------------------          ---------------------            --------------------------
(State or other juris-                       (Commission                    (IRS Employer
diction of incorporation)                   File Number)                    Identification No.
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                                (713) 467-6000
             ---------------------------------------------------
             (Registrant's telephone number, including area code)

Item 5    Other Events
- ----------------------

See attached press release.

[DANIEL
INDUSTRIES, INC. LOGO]

                                                                   PRESS RELEASE


                            DANIEL INDUSTRIES, INC.

                  BOARD ADOPTS STRATEGIC RESTRUCTURING PLAN


HOUSTON, TEXAS, February 7, 1995. . . . Daniel Industries, Inc.  (NYSE; symbol:
DAN) today announced the adoption by its Board of Directors of a strategic restructuring plan. The Company also announced certain changes in the Company's management and the results of operations for its first quarter ended December 31, 1994.

The Company announced the retirement of W. A. Griffin who has been Chairman of the Board of Directors and Chief Executive Officer for 38 years. Mr. Griffin was elected Chairman Emeritus and will continue as a member of the Board of Directors. William A. Griffin, III, currently Chief Operating Officer, was elected Chief Executive Officer and continues as President of the Company. In this capacity, he will report to the Executive Committee of the Board of Directors. Richard L. O'Shields, currently a director, was elected non-management Chairman of the Board.

The restructuring plan is the result of a detailed strategic review initiated in July 1994 by management with the assistance of Simmons & Company International, investment bankers. The strategic restructuring plan is being undertaken to improve the Company's overall profitability through a greater focus on high margin and market leading product lines. In addition, the plan focuses on cost reductions in overhead and direct expenses.

The plan identifies product lines in the metering equipment, electronics, metering systems and valve groups as core products for further development. The plan also identifies non-core business groups and product lines which the Company intends to divest or discontinue, including Daniel Industrial, Inc. and Daniel En-Fab Systems, Inc. It is anticipated that annualized savings from restructuring will be in the range of $8 to $10 million, in addition to proceeds from the divested business groups and product lines. The Company expects personnel reductions in the corporate headquarters and in the core business groups to be in excess of 100 people. The aviation function will be discontinued. The Company will announce more specific cost reduction estimates later and expects a one-time restructuring charge to be taken in fiscal 1995 when the amount is finalized.

The restructured Daniel will be smaller but more focused and more profitable. The Company is expected to have considerable flexibility with cash proceeds from divestitures as well as borrowing capacity to make acquisitions to complement its core business groups. William Griffin, III said, "By focusing the Company's resources on core business lines in which Daniel enjoys strong worldwide market positions, we believe that long-term stockholder value will be enhanced."

For the first quarter of fiscal 1995, the Company reported net income of $601,000 or $.05 per share, compared to a net loss of ($841,000) or ($.07) per share, last year. Revenues were $42,298,000, an increase of 4% compared to $40,575,000 for the first quarter of last year. Both of the Company's segments, flow measurement and energy products, reported improved performances. The Company's selling and administrative expenses declined 14% principally as a result of initial cost reduction efforts emanating from the early stages of the strategic restructuring plan.

[For additional information, contact Henry G. Schopfer, III, Vice President of Finance at (713) 467-6000.]

         (over)

                            DANIEL INDUSTRIES, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                  (Unaudited)


                   ($000's omitted except per share amounts)



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
                                              First Quarter Ended
                                                  December 31,
                                             ---------------------
Revenues                                     $42,298       $40,575
                                             -------       -------
Costs and expenses:
  Cost of sales                               26,219        25,039
  Depreciation and amortization                2,234         1,823
  Selling and administrative expenses         11,662        13,485
  Research and development expenses              794           968
  Interest expense                               525           466
                                             -------       -------
                                              41,434        41,781
                                             -------       -------

Income (loss) before income
  tax expense (benefit)                          864        (1,206)

Income tax expense (benefit)                     263          (365)
                                             -------       -------
Net income (loss)                            $   601       $  (841)
                                             =======       =======
Earnings (loss) per common share             $   .05       $  (.07)
                                             =======       =======
Average number of shares outstanding          12,032        12,028
                                             =======       =======




For additional information, contact Henry G. Schopfer, III, Vice
President, Finance, at (713) 467-6000.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




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
                                         Daniel Industries, Inc.
                                         ------------------------------
                                              (Registrant)




                                         By  /s/ HENRY G. SCHOPFER, III
                                         ------------------------------
                                                   (Signature)

     February 8, 1995                    Henry G. Schopfer, III
     ----------------                    Vice President, Finance and
         (Date)                          (Chief Financial Officer

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